Exhibit 99.2

HOLICITY INC.

BALANCE SHEET

	August 7, 2020	Pro Forma Adjustments		As Adjusted
		(Unaudited)		(Unaudited)
Assets:
Current assets:
Cash	$1,856,797	$500,000	(b)	$1,856,797
		(500,000	)(c)
Prepaid expenses	26,800	-		26,800
Total current assets	1,883,597	-		1,883,597
Cash held in Trust Account	275,000,000	25,000,000	(a)	300,000,000
Total Assets	$276,883,597	$25,000,000		$301,883,597

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued expenses	$167,177	$-		$167,177
Due to related party	38,100	-		38,100
Total current liabilities	205,277	-		205,277
Deferred underwriting commissions	9,625,000	875,000	(d)	10,500,000
Total liabilities	9,830,277	875,000		10,705,277

Commitments and Contingencies
Class A common stock, $0.0001 par value; 200,000,000 shares authorized, 26,205,331 and 28,617,831 shares subject to possible redemption at $10.00 per share, actual and as adjusted, respectively	262,053,310	24,125,000	(e)	286,178,310

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-		-
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 1,294,669 and 1,382,169 shares issued and outstanding (excluding 26,205,331 and 28,617,831 shares subject to possible redemption), actual and as adjusted, respectively	129	250	(a)	138
		(241	)(e)
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,906,250 shares issued and outstanding, actual and as adjusted(1)	791	-		791
Additional paid-in capital	5,002,671	24,999,750	(a)	5,002,662
		500,000	(b)
		(500,000	)(c)
		(875,000	)(d)
		(24,124,759	)(e)
Accumulated deficit	(3,581)	-		(3,581)
Total stockholders’ equity	5,000,010	-		5,000,010
Total Liabilities and Stockholders’ Equity	$276,883,597	$25,000,000		$301,883,597

(1)	This number includes up to 1,031,250 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

The accompanying notes are an integral part of these financial statements.

  NOTE 1 - CLOSING OF OVER-ALLOTMENT OPTION AND ADDITIONAL PRIVATE PLACEMENT

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of Holicity Inc. (the “Company”) as of August 7, 2020, adjusted for the closing of a portion of the underwriters’ over-allotment option and related transactions which occurred on August 11, 2020 as described below.

The Company consummated its initial public offering (the “Initial Public Offering”) of 27,500,000 units (the “Units”). Each Unit consists of one share of Class A common stock of the Company, par value $0.0001 per share (the “Class A Common Stock”), and one-third of one redeemable warrant of the Company (each whole warrant, a “Warrant”), with each Warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share, subject to adjustment.

In connection with the Initial Public Offering, the underwriters were granted an option to purchase up to an additional 4,125,000 Units to cover over-allotments, if any. On August 11, 2020, the underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 Units, generating gross proceeds of $25.0 million, and incurred additional offering costs of approximately $1.4 million in underwriting fees (inclusive of approximately $0.9 million in deferred underwriting fees). On August 7, 2020, simultaneously with the sale of the over-allotment Units, the Company consummated a private sale of an additional 333,333 private placement warrants to Pendrell Holicity Holdings Corporation, (the “sponsor”), generating gross proceeds of $500,000.

If the underwriters do not exercise the remaining portion of their over-allotment option (1,625,000 over-allotment Units), the initial stockholders will forfeit 406,250 shares which would be returned resulting in the initial stockholders holding an aggregate of 7,500,000 shares of Class B common stock. The shares forfeited by the initial stockholders would be cancelled by the Company.

Pro forma adjustments to reflect the exercise of the underwriters’ over-allotment option and the sale of the private placement warrants described above are as follows:

	Pro Forma Entries	Debit	Credit
(a)	Cash held in Trust Account	$25,000,000
	Class A common stock		$250
	Additional paid-in capital		$24,999,750
	To record sale of 2,500,000 over-allotment Units at $10.00 per Unit

(b)	Cash	$500,000
	Additional paid-in capital		$500,000
	To record sale of 333,333 private placement warrants at $1.50 per warrant

(c)	Additional paid-in capital	$500,000
	Cash		$500,000
	To record payment of 2% of cash underwriting fee on over-allotment option

(d)	Additional paid-in capital	$875,000
	Deferred underwriting commissions		$875,000
	To record additional deferred underwriting fee on over-allotment option of 3.5%

(e)	Class A common stock	$241
	Additional paid-in capital	$24,124,759
	Class A common stocks subject to possible redemption		$24,125,000
	To reclassify shares of Class A common out of permanent equity into mezzanine redeemable stock